Sub-Item 77Q(1):  Exhibits

Copies of any new or amended investment advisory contracts

In September 2012, the Board of Trustees of Driehaus Mutual
Funds approved an amended Letter Agreement with respect to the Driehaus Global Growth Fund, effective January 1, 2013. A copy of the amended Letter Agreement is filed herewith.


LETTER AGREEMENT


Driehaus Mutual Funds
25 East Erie Street
Chicago, Illinois  60611

      This Agreement is made as of this 1st day of January, 2013 between DRIEHAUS MUTUAL FUNDS, a Delaware statutory trust (the
"Trust"), and DRIEHAUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the "Adviser").

      WHEREAS, the Trust and Driehaus Capital Management, Inc., the predecessor to the Adviser, have entered into an Investment Advisory Agreement dated September 25, 1996, as amended by a Letter Agreement dated April 30, 2008 (the
"Advisory Agreement"), under which the Trust has agreed to retain the Adviser to render investment advisory and management services to Driehaus Global Growth Fund (the
"Portfolio");

      WHEREAS, the Adviser and the Trust desire to amend the Advisory Agreement with respect to the compensation of the Adviser for providing services to the Portfolio.

      NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, the Trust and the Adviser agree as follows:

1.	The Trust will pay the Adviser an annual fee for its
services for the Portfolio, computed daily and payable on a monthly basis, as follows: 1.15% of average daily net assets.

2.	All the other terms and conditions of the Advisory
Agreement with respect to the Portfolio shall remain in full effect.

3.	This Agreement is hereby incorporated by reference into
the Advisory Agreement and is made a part thereof. In case of a conflict between this Agreement and the Advisory Agreement, the terms of the Advisory Agreement are controlling.

      IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed as of the day and year first above written.

DRIEHAUS MUTUAL FUNDS

      By:      /s/Robert H.
Gordon
                     Robert H. Gordon
                 President
ATTEST:___/s/Michael P. Kailus___
               Michael P. Kailus
               Assistant Secretary
     DRIEHAUS CAPITAL MANAGEMENT
LLC

By:        /s/Robert H.
Gordon

     Robert H. Gordon
     President and Chief
Executive Officer

ATTEST:    /s/Michael P. Kailus
     Michael P. Kailus
     Assistant Secretary